Exhibit 10.2

Execution Copy

PURCHASE AGREEMENT

by and among

ABRAXAS ENERGY PARTNERS, L.P.

ABRAXAS GENERAL PARTNER, LLC

ABRAXAS OPERATING, LLC

ABRAXAS PETROLEUM CORPORATION

and

THE PURCHASERS NAMED HEREIN

TABLE OF CONTENTS

Page
ARTICLE I	DEFINITIONS	2
1.1	Definitions	2

ARTICLE II	PURCHASE AND SALE	8
2.1	Purchase	8
2.2	Closing	8
2.3	Closing Deliveries	8
2.4	Lock-Up	10
2.5	Hedges	10
2.6	Termination	10

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE
GENERAL PARTNER AND PARENT	10
3.1	Formation of Partnership Parties	10
3.2	Capitalization	11
3.3	Ownership of the General Partner	11
3.4	Ownership of the General Partner Interest in the Partnership	11
3.5	Ownership of the Operating Company	11
3.6	No other Subsidiaries	12
3.7	Authorization; Enforcement	12
3.8	No Violation	12
3.9	Restrictions on Distributions	13
3.10	Issuance of Purchased Securities	13
3.11	Financial Statements	13
3.12	Permits	13
3.13	Reserve Engineer	14
3.14	Information Underlying Reserve Report	14
3.15	Execution and Sufficiency of the Contribution Agreement	14
3.16	Validity of Contracts and Easements	14
3.17	Title to Assets	14
3.18	Environmental	15
3.19	No Consents	16
3.20	No Default	16
3.21	Certain Fees	16
3.22	Private Placement	17
3.23	Registration Rights; Preemptive Rights	17
3.24	Absence of Changes	17
3.25	Insurance	17
3.26	Transactions With Affiliates and Employees	17
3.27	No Litigation	17
3.28	Investment Partnership	18

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3.29	Taxes	18
3.30	Qualifying Income	18
3.31	Accounting Firm	18
3.32	No Labor Dispute	18
3.33	Material Contracts	18
3.34	Absence of Undisclosed Liabilities	19
3.35	Disclosure	19
3.36	Oil and Gas Operations	19
3.37	Production Sales Contracts	19
3.38	Payment of Expenses and Royalties	19
3.39	Prepayments; Imbalances	20

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASERS	20
4.1	Organizations; Authority	20
4.2	Purchaser Intent	21
4.3	Purchases Status	21
4.4	Compliance with Laws and Other Instruments	21
4.5	Consents	21
4.6	No Government Declarations as to Purchased Securities	21
4.7	No Market for Purchased Securities	22
4.8	Reliance on Exemptions	22
4.9	Experience of Purchaser	22
4.10	Access to Information	22
4.11	Investment Risk	22
4.12	Publicly Traded Partnerships	22
4.13	No Legal, Tax or Investment Advice	23
4.14	Certain Fees	23
4.15	Certain Illegal Activities	23

ARTICLE V	OTHER AGREEMENTS OF THE PARTIES	24
5.1	Transfer Restrictions	24
5.2	Integration	25
5.3	Further Assurances	25
5.4	Audited Financial Statements	25
5.5	Payment of Distributions	25

ARTICLE VI	INDEMNIFICATION	26
6.1	Survival	26
6.2	Indemnification	26
6.3	Exclusive Remedy	28
6.4	Limitation of Damages	28
6.5	Remedies	28

ARTICLE VII	29
7.1	Entire Agreement	29
7.2	Notices	29

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7.3	Additional Information	29
7.4	Amendments; Waivers	29
7.5	Equal Treatment of Purchasers	30
7.6	Confidentiality and Non-Disclosure	30
7.7	Construction	30
7.8	Successors and Assigns	30
7.9	No Third-Party Beneficiaries	30
7.10	Governing Law	30
7.11	Execution	31
7.12	Severability	31
7.13	Expenses	31
7.14	Indpendent Nature of Purchaser’s Obligations and Rights	31

Schedules and Exhibits

Schedule 1 — List of Purchasers and Commitment Amounts

Schedule 3.11 — Unaudited Pro Forma Financial Statements

Schedule 3.16 — Validity of Contracts and Easements

Schedule 3.17(a) — Title to Assets

Schedule 3.24 — Absence of Changes

Schedule 3.33 — Material Contracts

Schedule 3.34 — Liabilities

Schedule 3.37 — Production Sales Contracts

Schedule 3.39 — Material Production Imbalances

Exhibit A — Contribution Agreement

Exhibit B — Form of Legal Opinion from Jackson Walker L.L.P. to Purchasers

Exhibit C — Form of Legal Opinion from Jackson Walker L.L.P. to Partnership

Exhibit D — Form of Legal Opinion from Hale Lane Peek Dennison and Howard

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is dated as of May 25, 2007 by and among ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (the “Parent”), ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), ABRAXAS GENERAL PARTNER, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Parent (the “General Partner”), Abraxas Operating, LLC, a Texas limited liability company (the “Operating Company”), and the purchasers listed on Schedule 1 attached hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act, the Partnership desires to issue and sell to each Purchaser, and each Purchaser desires to purchase from the Partnership, certain securities of the Partnership as more fully described in this Agreement;

WHEREAS, at or prior to the execution of this Agreement, the Parent, the General Partner, the Partnership and the other parties named therein shall enter into that certain Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, among other things (i) the Parent will contribute the Assets to the Operating Company (the “Contribution”) subject to certain liabilities of the Parent under the Senior Notes (defined below), in exchange for a general partner interest and an indirect limited partner interest in the Partnership; (ii) the Partnership and the other parties named therein shall enter into that certain $150,000,000 Revolving Credit Facility with Société Générale (the “Credit Agreement”) under which the Partnership will immediately borrow $35,000,000; and (iii) the Partnership will assume certain of Parent’s indebtedness, and will use the proceeds from the sale of Purchased Securities and the amount borrowed under the Credit Agreement to refinance and repay the $125 million Floating Rate Senior Notes issued by the Parent and currently outstanding (the “Senior Notes”).

WHEREAS, it is a condition to the obligations of the Purchasers hereunder that, contemporaneously with the sale of Purchased Securities, (i) the Contribution is completed, (ii) the Credit Agreement is consummated, and (iii) the Senior Notes and the Existing Credit Facility are refinanced and repaid;

WHEREAS, the Partnership desires to sell to the Purchasers and the Purchasers desire to Purchase from the Partnership up to 6,002,408 Common Units; and

WHEREAS, it is a condition to the obligations of the Purchasers hereunder that the Partnership provide the Purchasers with certain registration rights as set forth in the Registration Rights Agreement;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Partnership and the General Partner and each Purchaser, severally and not jointly, agree as follows:

ARTICLE I

DEFINITIONS

1.1.	Definitions. The following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Assets” has the meaning set forth in the Contribution Agreement.

“Assignment” means one or more Assignment and Assumption Agreements and Bills of Sale substantially in the form attached as Exhibit A to the Contribution Agreement.

“Assumption and Indemnification Agreement” has the meaning set forth in the Contribution Agreement.

“Available Cash” has the meaning set forth in the Partnership Agreement.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.

“Closing” has the meaning set forth in Section 2.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.2 of this Agreement.

“Commission” means the Securities and Exchange Commission.

“Commitment Amount” means the amount set forth opposite each Purchaser’s name on Schedule 1 to this Agreement, which shall be the product of the number of Common Units purchased by such Purchaser times the Per Unit Purchase Price.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 7.6 of this Agreement.

“Contracts” means the Partnership’s right, title and interest in and to all farm out agreements, utilization agreements, pooling agreements, unit declarations, gas sales or purchase contracts, operating agreements and contracts attributable to the Oil and Gas Properties or other agreements and instruments (including all amendments thereto and any agreements settling claims asserted thereunder) to the extent and only to the extent that the same (i) relate, pertain or

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are incidental to the Oil and Gas Properties and (ii) are material to the value, use or operation of the Oil and Gas Properties.

“Contribution” has the meaning set forth in the recitals hereto.

“Contribution Agreement” has the meaning set forth in the recitals hereto.

“Credit Agreement” has the meaning set forth in the recitals hereto and any successor or replacement agreement (together with all documents and instruments executed in connection therewith), whether with the same or any other lender, group of lenders or agent, in each case as the same may be amended (including an amendment and restatement thereof), modified, supplemented, extended, restated, substituted, replaced, renewed or refinanced from time to time.

“Defensible Title” has the meaning set forth in the Contribution Agreement.

“Delaware LP Act” means the Delaware Revised Limited Partnership Act, as amended from time to time.

“Easements” means the Partnership’s non-exclusive right to use lands, tenements, appurtenances, surface leases, easements, permits, licenses, servitudes and rights-of-way in any way appertaining, belonging, affixed or incidental to or used in connection with the ownership or operation of the Oil and Gas Properties.

“Effective Time” has the meaning set forth in the Contribution Agreement.

“Environmental Laws and Regulations” means all Laws of any Governmental Authority relating to pollution, nuisance, natural resources or the protection of health and safety (relating to exposure to Hazardous Materials), the environment, (including emissions, discharges, Releases, or threatened Releases of any Hazardous Material; and the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material) in effect as of the date hereof including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C. §§ 7401 et seq.; (ii) the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 1101 et seq.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; (vii) the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and (viii) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Credit Facility” means that certain Loan Agreement, dated as of October 28, 2004, by and among the Parent, the subsidiaries of the Parent signatory thereto, the lenders signatory thereto and Wells Fargo Foothill, Inc., as the Arranger and Administrative Agent, as amended.

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“Existing Liens” means the Liens granted pursuant to the Indenture and the Existing Credit Facility.

“Financial Statements” means the unaudited pro forma financial statements of the Partnership attached hereto as Schedule 3.11.

“General Partner” has the meaning set forth in the preamble hereto.

“Governmental Authority” means any United States or foreign, federal, state, local or provincial government or any governmental, regulatory or administrative authority, agency, commission, body or other entity or any court, tribunal, or judicial or arbitral body.

“Hazardous Materials” means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is regulated or requires removal, remediation or reporting under any Environmental Laws and Regulations. Hazardous Materials include, without limitation, anything which is: (i) defined as a “pollutant” pursuant to 33 U.S.C. § 1362(6) as of the date of this Agreement; (ii) defined as a “hazardous waste” pursuant to 42 U.S.C. § 6921 as of the date of this Agreement; (iii) defined as a “regulated substance” pursuant to 42 U.S.C. § 6991 as of the date of this Agreement; (iv) defined as a “hazardous substance” pursuant to 42 U.S.C. § 9601(14); (v) defined as a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33) as of the date of this Agreement; (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired by the Operating Company in and to oil and gas leases, oil, gas and mineral leases (including subleases), oil, gas and casinghead gas leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, other oil, gas and mineral leasehold fee or term interests, farm outs, overriding royalty and royalty interests, net profits interests, net revenue interests, carried interests, oil payments, production payment interests and similar mineral interests, including any reserved, reversionary or residual interest of whatever nature.

“Indenture” means that certain Indenture dated as of October 28, 2004 among the Parent, the subsidiary guarantors named therein and U.S. Bank National Association as Trustee, as amended and supplemented.

“Indemnified Party” has the meaning set forth in Section 6.2(c) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.2(c) of this Agreement.

“Initial Public Offering” has the meaning set forth in the Partnership Agreement.

“Investor Rights Agreement” means that certain Investor Rights Agreement dated as of the date hereof by and among the Parent, the Partnership , the GP and the Purchasers.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, law, rule, regulation or other restriction of any court or Governmental Authority (including federal and state securities law and regulations) in effect as of the date hereof.

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“Liens” means mortgages, charges, pledges, liens (statutory or other), security interests, hypothecations, assignments for security, claims, or preferences or priorities or other encumbrances or similar agreements or preferential agreements of any kind or nature whatsoever serving to provide security for any obligations whether or not filed, recorded or otherwise perfected under applicable law upon or with respect to any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Losses” means any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees.

“LTIP” means the Long Term Incentive Plan to be adopted by the Partnership.

“Master Operating Agreement” has the meaning set forth in the Omnibus Agreement.

“Material Adverse Effect” means with respect to any Person or group of Persons (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document or the Parent Securities Purchase Agreement to which such Person or group of Persons is a party, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of any such Person or group of Persons, (iii) a material adverse effect on the ability of such Person or group of Persons to perform in any material respect on a timely basis its obligations under any Transaction Document or the Parent Securities Purchase Agreement; or (iv) an event which would reasonably be expected to subject such Person or group of Persons to any material liability.

“Notice” has the meaning set forth in Section 7.2 of this Agreement.

“Oil and Gas Properties” means all of the Operating Company’s Hydrocarbon Interests; personal property and/or real property now or hereafter pooled or unitized with Hydrocarbon Interests; currently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any governmental body having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; pipelines, gathering lines, compression facilities, tanks and processing plants; oil wells, gas wells, water wells, injection wells, platforms, spars or other offshore facilities, casings, rods, tubing, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, gas systems (for gathering, dehydration, treating and compression), and water systems (for treating, disposal and injection); interests held in royalty trusts whether currently existing or hereafter created; hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; tenements, hereditaments, appurtenances and personal property and/or real property in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or personal property and/or real property and including any and all surface leases, rights-of-way, easements and servitudes

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together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Closing Date by and among the Parent, the General Partner, the Partnership and the Operating Company.

“Operating Company” has the meaning set forth in the preamble hereto.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of the date hereof, by and among the Parent and the purchasers named therein.

“Partnership” has the meaning set forth in the preamble hereto.

“Partnership Agreement” means that First Amended and Restated Agreement of Limited Partnership of the Partnership dated May 25, 2007.

“Partnership Parties” means the Partnership, the General Partner, the Operating Company and the Parent.

“Patriot Act” has the meaning set forth in Section 4.15 of this Agreement.

“Per Unit Purchase Price” shall mean $16.66.

“Permitted Liens” has the meaning set forth in the Contribution Agreement.

“Person” means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other Governmental Authority or other entity of any kind.

“PowerPoint Presentation” means the PowerPoint presentation titled “Private Investment Opportunity in Upstream Master Limited Partnership”, dated April 2007.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prohibited Investor” has the meaning set forth in Section 4.15 of this Agreement.

“Purchased Securities” has the meaning set forth in Section 2.1 of this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, by and among the Partnership and the Purchasers.

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“Related Party Agreements” means the Omnibus Agreement, the Contribution Agreement, the Assignment, the Master Operating Agreement and the Assumption and Indemnification Agreement.

“Release” means the active or passive spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment.

“Reserve Engineer” has the meaning set forth in Section 3.12 of this Agreement.

“Reserve Report” means the Appraisal Report prepared by the Reserve Engineer covering the Parent’s natural gas and crude oil reserve information as of December 31, 2006.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Senior Notes” has the meaning set forth in the recitals hereto.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares or member interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the Partnership or member interests of such partnership or limited liability company (considering all of the Partnership or member interests of the Partnership or limited liability company as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Total Commitment Amount” means $100,000,000.

“Transaction Documents” means this Agreement, the Partnership Agreement, the Investor Rights Agreement, the Credit Agreement, the Registration Rights Agreement, the Related Party Agreements, and any other agreements executed in connection with the transactions contemplated hereunder.

“Transactions” means the consummation of the transactions contemplated by the Transaction Documents or the Parent Securities Purchase Agreement.

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“Transfer Agent” has the meaning set forth in the Partnership Agreement.

ARTICLE II

PURCHASE AND SALE

2.1.         Purchase. Subject to the terms and conditions hereof, each Purchaser, severally and not jointly, hereby agrees to purchase from the Partnership and the Partnership hereby agrees to issue and sell to each Purchaser, on the Closing Date, such number of Common Units as is set forth under the column entitled “Common Units” on Schedule 1 of this Agreement (the “Purchased Securities”) on the terms and subject to the conditions provided for herein. Each Purchaser, severally and not jointly, hereby agrees, in consideration of the Purchased Securities, to pay the Partnership the Commitment Amount corresponding to such Purchaser at the Closing.

2.2.         Closing. The execution and delivery of the Transaction Documents and the Parent Securities Purchase Agreement, payment by each Purchaser and the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Jackson Walker L.L.P., 112 E. Pecan St., Suite 2400, San Antonio, Texas 78205 on May 25, 2007 (the “Closing Date”).

2.3.	Closing Deliveries.

(a)          At the Closing, subject to the terms and conditions hereof, the Partnership will deliver, or cause to be delivered, to each Purchaser:

(i)           the Purchased Securities by delivery of certificates evidencing such Purchased Securities at the Closing meeting the requirements of the Partnership Agreement, all free and clear of any Liens of any other Person or other restrictions whatsoever (other than those arising under the Partnership Agreement or state or federal securities laws or those created by a Purchaser);

(ii)          Certificates of the Secretary of State of the State of Delaware and the State of Nevada, as applicable, each dated as of a recent date, that each of the Partnership, the General Partner, the Operating Company and the Parent is in good standing or existence, as the case may be;

(iii)         Confirmation that all closing conditions under the Parent Securities Purchase Agreement have been satisfied in all material respects or the fulfillment of any such conditions shall have been waived, except for those conditions which, by their nature, will be satisfied concurrently with the Closing.

(iv)         The Contribution Agreement, which shall have been duly executed by the Partnership Parties;

(v)          The Omnibus Agreement, which shall have been duly executed by the Partnership Parties;

(vi)         The Partnership Agreement, which shall have been duly executed by the Partnership Parties;

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(vii)       The Assignment, which shall have been duly executed by the Partnership Parties;

(viii)      The Assumption and Indemnification Agreement, which shall have been duly executed by the Partnership Parties;

(ix)         The Master Operating Agreement, which shall have been duly executed by the Partnership Parties;

(x)          The Credit Agreement, which shall have been duly executed by the Partnership Parties and the other parties thereto;

(xi)         The Registration Rights Agreement, which shall have been duly executed by the Partnership;

(xii)       An opinion addressed to the Purchasers from Jackson Walker L.L.P., dated as of the Closing Date, in substantially the form and substance attached hereto as Exhibit B;

(xiii)      A qualifying income opinion addressed to the Partnership from Jackson Walker L.L.P., dated as of the Closing date, in substantially the form and substance attached hereto as Exhibit C;

(xiv)      An opinion addressed to the Purchasers from Hale Lane Peek Dennison and Howard, dated as of the Closing Date, in substantially the form and substance attached hereto as Exhibit D; and

(xv)        Purchasers shall have received from the Partnership’s, the General Partner’s and the Operating Company’s Secretary or Assistant Secretary, a certificate having attached thereto (i) the certificate of limited partnership or certificate of formation of limited liability company, as applicable, in each case, as in effect at the time of the Closing, (ii) the Partnership Agreement or the Limited Liability Company Agreement, as applicable, in each case, as in effect at the time of the Closing, (iii) resolutions approved by the applicable governing body each of the foregoing entities authorizing the transactions contemplated by this Agreement, (iv) a list of the officers who are authorized to sign this Agreement for each such entity, (v) specimen signatures of such authorized officers and (vi) good standing certificates with respect to each such entity from the applicable authorities in the jurisdiction of organization of such entities, as applicable.

(b)          At the Closing, subject to the terms and conditions hereof, each Purchaser will deliver, or cause to be delivered to the Partnership:

(i)           The Commitment Amount, which shall be paid in United States dollars in immediately available funds, by wire transfer to an account designated in writing by the Partnership prior to the Closing;

(ii)          The Partnership Agreement, which shall have been duly executed by such Purchaser; and

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(iii)        The Registration Rights Agreement, which shall have been duly executed by such Purchaser.

2.4.	Lock-Up.

(a)          Without the written consent of the holders of a majority of the Purchased Securities, the Partnership agrees that it will not, nor will it permit any of its directors, officers and affiliates, to offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the issuance or disposition of any Common Units or any securities convertible into or exchangeable therefor prior to the date which is 90 days from the Closing Date (the “Lock-up Date”), excluding (i) the issuance of Common Units, options and other equity-based awards under the LTIP and (ii) Common Units issued upon the exercise of options granted under the LTIP.

(b)          Without the written consent of the Partnership and subject to the Partnership Agreement and Section 5.1 of this Agreement, each Purchaser agrees that from and after the Closing Date it will not offer, sell, contract to sell, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of any of the Purchased Securities prior to the Lock-up Date (other than to an Affiliate of such Purchaser); provided, however, that any Purchaser may enter into a cash settled derivative, total return swap or similar transaction with respect to the Purchased Securities purchased by it, subject to compliance by such Purchaser with all applicable rules and regulations of the Commission.

2.5.        Hedges. Simultaneously with the Closing of the issuance and sale of the Purchased Securities, the Partnership shall have in place commodity price hedges on at least 75% of its proved developed producing volumes for no less than three (3) years from the Closing Date in form and substance reasonably satisfactory to the Purchaser.

2.6.        Termination. Notwithstanding anything to the contrary contained herein, in the event the Partnership does not receive the Total Commitment Amount on the Closing Date, this Agreement shall automatically terminate and any payments of a Purchaser’s Commitment Amount received by the Partnership shall be returned to such Purchaser within two Business Days.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER AND PARENT

Each of the General Partner and Parent, jointly and severally, hereby represents and warrants to each Purchaser that, as of the Closing Date, after giving effect to the transactions contemplated by this Agreement:

3.1.         Formation of Partnership Parties. Each of the Partnership Parties has been duly formed and is validly existing as a corporation, limited partnership or limited liability company, as the case may be, under the laws of its state of formation, with all requisite corporate, limited partnership or limited liability company power and authority to own or lease its properties and to conduct its business in all material respects as currently conducted. Each of the Partnership Parties is duly qualified, registered or licensed to do business as a foreign corporation, limited

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partnership or limited liability company, as the case may be, for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases property, or in which the nature of the business conducted by it makes such qualification necessary (except where the failure to be so qualified or registered or in good standing would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect).

3.2.         Capitalization. Immediately after Closing, the only issued and outstanding limited partnership interests of the Partnership will consist of 11,134,367 Common Units. All outstanding Common Units have been or will be duly authorized and are or will be validly issued in accordance with the Partnership Agreement and are or will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 and 17-804 of the Delaware LP Act). Except as set forth in Schedule 3.2, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights to purchase or otherwise acquire from the Issuer any shares of, or any securities convertible into, the Common Units.

3.3.         Ownership of the General Partner. All of the outstanding membership interests of the General Partner have been duly authorized and validly issued in accordance with the General Partner’s operating agreement and are fully paid (to the extent required under the General Partner’s operating agreement) and non-assessable (except as such nonassessability may be affected by Section 18-607 and 18-804 of the Delaware Limited Liability Company Act and otherwise by matters described in the General Partner’s operating agreement); and all of such membership interests are owned by Parent, free and clear of all Liens, encumbrances, security interests, charges or claims, except those granted pursuant to the Credit Agreement.

3.4.         Ownership of the General Partner Interest in the Partnership. The General Partner is the sole general partner of the Partnership and owns a 2% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all liens, encumbrances, security interests, charges and other claims. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or any right to subscribe for or acquire, any equity securities of the Partnership or the General Partner, or contracts or commitments by which the Partnership or the General Partner are bound to issue additional equity securities of the Partnership or the General Partner, or securities or rights convertible or exchangeable into equity securities of the Partnership or the General Partner nor is there any restriction upon the voting or transfer of any equity securities of the Partnership or the General Partner except as set forth in the Partnership Agreement.

3.5.         Ownership of the Operating Company. All of the outstanding membership interests of the Operating Company have been duly authorized and validly issued in accordance with the Operating Company’s operating agreement and are fully paid (to the extent required under the General Partner’s operating agreement) and non-assessable (except as such nonassessability may be affected by Section 101.206 of the Texas Business Organizations Code and otherwise by matters described in the Operating Company’s operating agreement); and all of

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such membership interests are owned by the Partnership, free and clear of all Liens, encumbrances, security interests, charges or claims.

3.6.         No Other Subsidiaries. Other than the Partnership’s ownership of 100% of the Operating Company, the Partnership does not own, directly or indirectly, any equity or debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

3.7.        Authorization; Enforcement. Each of the Partnership Parties has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party, and to consummate the Transactions in the manner contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery by each of the Partnership Parties of the Transaction Documents to which it is a party, and the consummation by each such Partnership Party of the Transactions in the manner contemplated by the Transaction Documents to which it is a party has been or at Closing will be duly authorized by all necessary action on the part of such Partnership Party and no further consent or action is required by such Partnership Party in connection therewith. Each of the Transaction Documents to which each Partnership Party is a party has been or at Closing will be duly executed and delivered by such Partnership Party and each Transaction Document constitutes, or as of Closing will constitute, the legal, valid and binding obligation of each Partnership Party thereto, and is enforceable against each Partnership Party thereto in accordance with its terms, except as such enforceability may be limited by:

(a)          applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors rights generally,

(b)          general principles of equity, including principles of commercial reasonableness, fair dealing and good faith (regardless of whether such enforceability is considered in a proceeding at law or in equity); and

(c)          applicable laws and public policy with respect to the indemnity, contribution and exoneration provisions contained in the Transaction Documents.

3.8.         No Violation. The offering, issuance and sale by the Partnership of the Purchased Securities being delivered at the Closing Date, the execution, delivery and performance of the Transaction Documents by the Partnership Parties that are parties thereto and the consummation by the Partnership Parties that are parties thereto of the Transactions do not and will not:

(a)          violate any provision of the certificate of formation, partnership agreement, limited liability company agreement, or other organizational or charter documents of any of the Partnership Parties;

(b)          constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of the Partnership Parties) to which the Partnership Party is a party or by which any property or asset of the

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Partnership Parties is bound or affected, except to the extent that such default, termination, amendment, acceleration or cancellation right would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)          result in the violation of any Law to which any of the Partnership Parties is subject (including applicable federal and state securities Laws and regulations) or by which any property or asset of the Partnership Parties is bound or affected, except to the extent that such violation would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(d)          result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of any of the Partnership Parties (other than liens created pursuant to the Credit Agreement or arising by, through or under the Partnership Agreement), which Liens would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.9.        Restrictions on Distributions. Except as provided in the Partnership Agreement and the Credit Agreement, none of the Partnership Parties has entered into any agreement that restricts or prohibits its ability to pay cash distributions.

3.10.      Issuance of the Purchased Securities. The Purchased Securities are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Section 17-607 and 17-804 of the Delaware LP Act and otherwise by matters described in the Partnership Agreement), free and clear of all Liens and shall not be subject to preemptive, redemption or similar rights (in each case, other than those arising under the Transaction Documents or those created by the Purchasers).

3.11.      Financial Statements. The Partnership has made available to the Purchasers the Financial Statements. The Financial Statements attached hereto as Schedule 3.11 comply as to form in all material respects with the applicable requirements of Regulation S-X and have been prepared in all material respects in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly computed on the bases described therein. The assumptions used in the preparation of such pro forma financial statements are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

3.12.      Permits. Each of the Partnership Parties possesses all certificates, authoritizations or permits issued by the appropriate local, state or federal regulatory agencies or bodies necessary to conduct the business currently conducted by it, and with respect to the Partnership, to be conducted immediately following Closing, except for such certificates, authorizations or permits which, (i) are of the type that are to be obtained in the ordinary course of business and the Partnership Parties reasonably believe will be obtained, or (ii) if not obtained, would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Partnership Parties has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which would reasonably be expected to have a Material Adverse Effect. The continuation, validity and effectiveness of all such certificates, authorizations and permits will not be adversely affected by the transactions

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contemplated by this Agreement, the other Transaction Documents or the Parent Securities Purchase Agreement.

3.13.      Reserve Engineer. DeGolyer & MacNaughton (the “Reserve Engineer”) is the Parent’s independent reserve engineer. No information has come to the attention of the Partnership that could reasonably be expected to cause the Reserve Engineer to withdraw its Reserve Report.

3.14.      Information Underlying Reserve Report. The information underlying the estimates of the Parent’s proved reserves that was supplied to the Reserve Engineer for the purposes of preparing the Reserve Report and estimates of the proved reserves that form part of the Assets which are set forth in the Reserve Report, including production, costs of operation, and, to the knowledge of the Partnership, future operations and sales of production, was true and correct in all material respects on the dates such information was provided, and such information was supplied and prepared in accordance with customary industry practices. Other than normal production of the reserves, product price fluctuations, and fluctuations of demand for such products, and except as disclosed in the Reserve Report, the Partnership is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of the future net cash flows therefrom, as reflected in the Reserve Report.

3.15.      Execution and Sufficiency of the Contribution Agreement. The Partnership has, prior to or contemporaneously with entering into this Agreement, entered into the Contribution Agreement. The consummation of the transactions contemplated by the Contribution Agreement and the filing of record in the office of the county clerk of the counties within which the Assets are located, of one or more Assignments, will be legally sufficient to transfer or convey to the Operating Company all of the Parent’s right, title and interest in the Assets, subject to the Existing Liens and the conditions, reservations and limitations contained in the Contribution Agreement or any applicable Assignment. All of the representations and warranties made by Parent in the Contribution Agreement are true and correct.

3.16.      Validity of Contracts and Easements. All Contracts and Easements related to the Oil and Gas Properties are in full force and effect, are valid and subsisting and cover the entire estates or rights that they purport to cover and contain no provision that prevents the Partnership from managing and operating, or causing the management and operations of, the Oil and Gas Properties. The Partnership Parties have performed all material obligations required to be performed by them to date under the Contracts and Easements. Except as disclosed on Schedule 3.16, to the knowledge of the Partnership Parties, no event has occurred, which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by any third party under any Contract or Easement which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Partnership or the Operating Company.

3.17.	Title to Assets.

(a)          Except as disclosed on Schedule 3.17(a), the Operating Company has Defensible Title to the Oil and Gas Properties. Schedule 3.17(a) attached hereto sets forth a

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summary description of the Oil and Gas Properties which describes the Parent’s right, title and interest in the Oil and Gas Properties, as set forth in the PowerPoint Presentation, prior to the Effective Time. The Oil and Gas Properties contributed to the Operating Company pursuant to the Contribution Agreement and the Assignment (i) include all of the interests of Parent and its Affiliates in each of the counties referred to in Schedule 3.17(a), except as set forth on Schedule 3.17(a), and (ii) constitute not less than the percentages set forth in Schedule 3.17(a) of Parent’s proved reserves and oil and gas production.

(b)          With respect to all real property and buildings held under lease by the Partnership and the Operating Company (A) such leases are in full force and effect and constitute valid and binding obligations of the Partnership and the Operating Company; (B) there have not been and there currently are not any defaults by either the Partnership or the Operating Company thereunder except for such defaults as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; (C) to the knowledge of the Partnership Parties, no event has occurred, which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Partnership and the Operating Company entitling the lessor to terminate the lease; and (D) the continuation, validity and effectiveness of all such leases under the current rentals and other current terms thereof will not be adversely affected by the transactions contemplated by this Agreement, the other Transaction Documents or the Parent Securities Purchase Agreement.

3.18.      Environmental. Except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          The operations and activities of each of the Partnership Parties are in compliance with all applicable Environmental Laws and Regulations.

(b)          Each of the Partnership Parties has obtained and is in compliance with all requirements, permits, licenses and other authorizations which are required with respect to its operations, under all applicable Environmental Laws and Regulations.

(c)          There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received, or, to the knowledge of the Partnership Parties, threatened against any of the Partnership Parties relating in any way to any applicable Environmental Laws and Regulations, which has not been abated.

(d)         To the knowledge of the Partnership Parties, no real property currently owned, leased or operated by the Partnership Parties has been placed on the National Priorities List of hazardous waste sites by the U.S. Environmental Protection Agency and no real properties previously owned, leased or operated by the Partnership Parties is currently identified on this list.

(e)          No underground tanks exist or, to the knowledge of the Partnership Parties, have existed on any real property now or previously owned, leased, operated or utilized by the Partnership Parties or their predecessors.

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(f)           The Partnership Parties have made available to the Purchasers all internal and external environmental studies, reports, audits and assessments and all correspondence on substantial environmental matters related to the Partnership’s properties in possession of the Partnership Parties.

(g)          No Hazardous Materials have been Released at, on, under or from any property currently owned, operated or to the knowledge of the Partnership Parties, previously owned or operated by the Partnership Parties for which remedial or corrective action may be required under applicable Environmental Laws and Regulations.

3.19.      No Consents. No consent, approval, authorization, order, registration or qualification of or with any court or Governmental Authority or third party is required for the issuance and sale of the Purchased Securities by the Partnership or for the consummation by the Partnership Parties of the Transactions, except in each case for such consents, approvals, authorizations, orders, registrations or qualifications (i) as have been obtained, (ii) as may be required under federal or state securities or Blue Sky laws in connection with the purchase of the Purchased Securities or (iii) the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.20.      No Default. None of the Partnership Parties (i) is in violation of its certificate of limited partnership, certificate of formation, partnership agreement or other organizational or charter documents, (ii) is in default and no event has occurred which, with notice or lapse of time or both, would become a default under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of the Partnership Parties) to which a Partnership Party is a party or by which any property or asset of the Partnership Parties is bound or affected which default would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) is in violation of any Law to which any of the Partnership Parties is subject (including, without limitation, federal and state securities Laws and regulations), or by which any property or asset of the Partnership Parties is bound or affected, which violation would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Partnership Parties, no third party to any agreement, credit facility, debt or other instrument (evidencing a debt or other obligation of the Partnership Parties) to which any of the Partnership Parties is a party or by which any of them is bound or to which any of their properties is subject, is in default under any such agreement, which default would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.21.      Certain Fees. Other than fees owed to A.G. Edwards, Inc., no brokerage or finder’s fees or commissions (exclusive of certain other fees and expenses incurred in connection with the Credit Agreement or the transactions as described in the Contribution Agreement) are or will be payable by the Partnership to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the offer, sale and issuance of the Purchased Securities, and the Partnership has not taken any action that could cause the Purchasers to be liable for any such fees or commissions.

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3.22.      Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the offer, sale and issuance of the Purchased Securities to the Purchasers are exempt from the registration requirements of the Securities Act, and the securities laws of any state having jurisdiction with respect thereto and none of the Partnership Parties has taken any action that would cause the loss of such exemption.

3.23.      Registration Rights; Preemptive Rights. Except for registration rights granted (i) pursuant to the Registration Rights Agreement or (ii) pursuant to the Partnership Agreement, the Partnership has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any Common Units or other securities of any of the Partnership Parties registered with the Commission. No person has any preemptive or similar rights with respect to the Common Units.

3.24.      Absence of Changes. Except as disclosed on Schedule 3.24, since December 31, 2006, (i) none of the Partnership Parties has incurred any liability or obligation, indirect, direct or contingent (including off-balance sheet obligations), or entered into any transactions, not in the ordinary course of business, that, singly or in the aggregate, is material to the Partnership Parties, taken as a whole, (ii) except as a result of this offering, there has not been any material change in the capitalization, or material increase in the short-term debt or long-term debt, of the Partnership Parties, taken as a whole, and (iii) there has not been any material adverse change, or any development involving or which may reasonably be expected to involve, singly or in the aggregate, a prospective material adverse change in the business, prospects, financial condition or results of operations of the Partnership Parties, taken as a whole.

3.25.      Insurance. The Partnership Parties are insured by insurers of recognized financial responsibility covering their properties, operations, personnel and businesses against such losses and risks and in such amounts as are reasonably adequate to protect them and the businesses in which the Partnership Parties are engaged. All such insurance is outstanding and duly in force on the date hereof.

3.26.      Transactions With Affiliates and Employees. None of the officers or directors of the Partnership Parties and, to the knowledge of the Partnership Parties, none of the employees of the Partnership Parties is a party to any transaction with any of the Partnership Parties (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case that would be required to be described in a registration statement on Form S-1 filed with the Commission under the Securities Act. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by any Partnership Party to or for the benefit of any of the officers or directors of any Partnership Party or their respective family members.

3.27.      No Litigation. There is no action, suit, proceeding, hearing, or investigation of, in, or before any court or Governmental Entity or before any arbitrator pending or, to the

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knowledge of any Partnership Party, threatened against any Partnership Party or any of their assets that would reasonably be expected to have a Material Adverse Effect.

3.28.      Investment Partnership. None of the Partnership Parties is now, and after the sale of the Purchased Securities and the application of the net proceeds from such sale will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.29.      Taxes. (i) the Partnership Parties have, in respect of their business, filed all tax returns required to be filed other than those tax returns the failure of which to file would not have or be reasonably expected to have, singly or in the aggregate, a Material Adverse Effect; (ii) such tax returns are true, correct and complete; (iii) the Partnership Parties have paid in full all taxes shown to be due on such tax returns; and (iv) none of the Partnership Parties have received any written notice of deficiency or assessment from any taxing authority with respect to liabilities for taxes of the Partnership, which have not been fully paid or finally settled, unless being contested in good faith through appropriate proceedings and for which adequate reserves are presented on the Financial Statements.

3.30.      Qualifying Income. The assets and businesses of the Partnership currently meet the gross income requirements of Section 7704 (c)(2) of the Internal Revenue Code of 1986, as amended, and are expected to continue to meet such gross income requirements for the taxable year ended December 31, 2007.

3.31.      Accounting Firm. BDO Seidman L.L.P. is an independent registered public accounting firm with respect to the Partnership Parties.

3.32.      No Labor Dispute. No labor dispute with the employees of any of the Partnership Parties exists or, to the knowledge of the Partnership Parties, is imminent or threatened that would, singly or in the aggregate, reasonably expected to have a Material Adverse Effect.

3.33.      Material Contracts. Schedule 3.33 lists all material contracts and other agreements (and all written amendments or other modifications thereto) of the General Partner, the Partnership and the Operating Company. Except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) all of such material contracts and other agreements are valid, subsisting, in full force and effect, binding upon the General Partner, the Partnership or the Operating Company party thereto, as applicable, and, to the knowledge of the Partnership Parties, binding upon the other parties thereto in accordance with their terms; (ii) the General Partner, the Partnership or the Operating Company party thereto is not in default under any of them, nor, to the knowledge of the Partnership Parties, is any other party to any such contract or other agreement in default thereunder; and (iii) to the knowledge of the Partnership Parties no event has occurred that with notice or lapse of time or both would constitute a default by the General Partner, the Partnership or the Operating Company party thereto thereunder. Except as set forth in Schedule 3.33, no Person has any preferential right to purchase any of the Assets. Except as set forth in Schedule 3.33, no consents or other approvals are required from any third Person to transfer the Assets.

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3.34.      Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected and reserved against in the Financial Statements, (ii) of liabilities and obligations incurred by the Partnership or the Operating Company in the Ordinary Course of Business since the date of the Financial Statements or (iii) liabilities set forth on Schedule 3.34, the Partnership does not have any material indebtedness or obligations of any nature (whether absolute, accrued, contingent or otherwise) which are required to be reflected in the Financial Statements as a liability or disclosed in the footnotes to the Financial Statements in accordance with generally accepted accounting principles. The Partnership has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability), except for (i) liabilities set forth on the face of the Financial Statements and (ii) liabilities which have arisen after the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law) and (iii) liabilities set forth on Schedule 3.34.

3.35.      Disclosure. The PowerPoint Presentation was prepared in good faith with a reasonable basis for the information contained therein.

3.36.      Oil and Gas Operations. To the knowledge of the Partnership Parties and the directors and officers (and employees with responsibility for oil and gas operational matters) of the Partnership Parties, all wells included in the Oil and Gas Properties have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and Laws except where the failure to take any such action or comply would not have a Material Adverse Effect on the Partnership or the affected assets. Proceeds from the sale of oil, gas and other hydrocarbons produced from the Oil and Gas Properties are being received by the Operating Company in a timely manner and are not being held in suspense for any reason (except for amounts held in suspense in the Ordinary Course of Business).

3.37.      Production Sales Contracts. Neither the Partnership nor the Operating Company is a party or subject to any agreements or arrangements for the sale of the Operating Company’s share of oil, gas and other hydrocarbons produced from the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts disclosed in Schedule 3.37, (b) agreements or arrangements which are cancelable on ninety (90) days notice or less without penalty or detriment or (c) except as contemplated by the Transaction Documents.

3.38.      Payment of Expenses and Royalties. All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Properties, and all severance, production, ad valorem and other similar taxes) relating to the ownership or operation of the Oil and Gas Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Operating Company, except such expenses and taxes as are disputed in good faith and for which an adequate accounting reserve has been established. To knowledge of the Partnership Parties, the Operating Company is not delinquent with respect to its obligations to bear costs and expenses relating to the development and operation of the Oil and Gas Properties. All royalties, overriding royalties, compensatory royalties and other

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payments due from or in respect of production with respect to the Properties, have been properly and correctly paid or provided for in all material respects.

3.39.      Prepayments; Imbalances. The Operating Company is not obligated by virtue of a take or pay or other prepayment arrangement to deliver oil, gas or other hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery. Schedule 3.39 sets forth all material production imbalances of the Operating Company as of the date set forth on such schedule with respect to the Oil and Gas Properties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE TRANSACTION DOCUMENTS, THE PARENT SECURITIES PURCHASE AGREEMENT OR ANY CERTIFICATE DELIVERED HEREUNDER, NONE OF THE PARTNERSHIP PARTIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS OR EMPLOYEES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PARTNERSHIP PARTIES NOR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

Each Purchaser hereby, severally and not jointly, represents and warrants to the Partnership Parties as follows:

4.1.         Organization; Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Purchaser has the requisite corporate, partnership or limited liability company power and authority to enter into any Transaction Documents to which such Purchaser is a party and to consummate the Transactions hereunder and thereunder and otherwise to carry out its obligations hereunder and thereunder. The purchase by such Purchaser of the Purchased Securities has been duly authorized by all necessary action on the part of such Purchaser. Each of the Transaction Documents to which such Purchaser is a party has been or as of Closing will be duly executed and delivered by such Purchaser and constitutes, or as of Closing will be will constitute, the valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as limited by:

(a)          applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors rights generally,

(b)          general principles of equity, including principles of commercial reasonableness, fair dealing and good faith (regardless of whether such enforceability is considered in a proceeding at law or in equity); and

(c)        applicable laws and public policy with respect to the indemnity, contribution and exoneration provisions contained in the Transaction Documents.

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4.2.         Purchaser Intent. Such Purchaser is acquiring the Purchased Securities for investment purposes only and not with a view to or for distributing or reselling such Purchased Securities or any part thereof. Such Purchaser understands that it must bear the economic risk of this investment indefinitely, that the Purchased Securities may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or Blue Sky laws or the availability of exemptions therefrom. Such Purchaser understands that any Transfer Agent of the Partnership will be issued stop-transfer restrictions with respect to the Purchased Securities unless such transfer is registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Purchased Securities for any period of time. Such Purchaser understands and agrees that that if such Purchaser in the future decides to dispose of any of the Purchased Securities, that it may do so only in compliance with the Securities Act and applicable state securities Laws, as then in effect, or pursuant to an exemption therefrom or in the manner contemplated in any registration statement pursuant to which such securities are being offered. Notwithstanding the foregoing, such Purchaser may enter into a derivative transaction or one or more total return swaps with respect to its Purchased Securities with a third party provided that such transaction is exempt from registration under the Securities Act.

4.3.         Purchaser Status. Such Purchaser is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and is acquiring the Purchased Securities only for its own account and not for the account of others, for investment purposes and not on behalf of any other account or Person or with a view to, or for offer or sale in connection with, any distribution thereof. Such Purchaser is not an entity formed for the specific purpose of acquiring the Purchased Securities.

4.4.         Compliance with Laws and Other Instruments. The execution and delivery of the Transaction Documents by such Purchaser and the consummation of the transactions contemplated thereby do not conflict with or result in any violation of or default under any provision of any charter, bylaws, trust agreement, partnership agreement, or other organizational document, as the case may be, of such Purchaser or any agreement, certificate, or other instrument to which such Purchaser is a party or by which such Purchaser or, to such Purchaser’s knowledge, any of its properties is bound, or any permit, franchise, judgment, decree, statute, rule, regulation, or other Law applicable to such Purchaser or the business or properties of such Purchaser, other than any conflict, violation or default that would not affect such Purchaser’s ability to consummate the purchase of the Purchased Securities.

4.5.         Consents. No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental or regulatory department, agency or authority having jurisdiction over such Purchaser or its business or properties is required for the execution and delivery of this Agreement, the Registration Rights Agreement or the Partnership Agreement by the Purchaser or the performance of such Purchaser’s obligations and duties hereunder or thereunder.

4.6.         No Government Declaration as to Purchased Securities. Such Purchaser agrees and is aware that no federal or state agency has passed upon the Purchased Securities, or made any findings or determination as to the fairness of an investment in the Purchased Securities.

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4.7.         No Market for Purchased Securities. Such Purchaser understands that there is presently no established market for the Purchased Securities and that no public market for the Purchased Securities may develop.

4.8.        Reliance on Exemptions. Such Purchaser understands that the Purchased Securities are being offered and sold to such Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Partnership is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Purchased Securities.

4.9.        Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Purchased Securities and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment. Such Purchaser understands that the Purchased Securities it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 under the Securities Act.

4.10.	Access to Information. Such Purchaser has been afforded:

(a)          the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Partnership Parties concerning the terms and conditions of the offering of the Purchased Securities and the merits and risks of investing in the Purchased Securities;

(b)          access to information about the Partnership Parties and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and

(c)          the opportunity to obtain such additional information from the Partnership Parties that is necessary to make an informed investment decision with respect to the investment.

4.11.      Investment Risk. Such Purchaser acknowledges that it is aware that its investment in the Purchased Securities is speculative and involves a high degree of risk.

4.12.      Publicly Traded Partnerships. Either such Purchaser is not a partnership, S corporation, or grantor trust for U.S. federal income tax purposes, or, if such Purchaser is a partnership, S corporation, or grantor trust, such Purchaser was not formed with, and will not be used for, a principal purpose of permitting the Partnership to satisfy the 100 partner limitation contained in Section 1.7704-1(h)(1)(ii) of the Treasury Regulations promulgated under the Code.

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4.13.      No Legal, Tax or Investment Advice. Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Partnership to such Purchaser in connection with the purchase of the Purchased Securities constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Securities.

4.14.      Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by such Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the offer, sale and issuance of the Purchased Securities, and such Purchaser has not taken any action that could cause the Partnership to be liable for any such fees or commissions.

4.15.      Certain Illegal Activities. Such Purchaser represents that neither it nor, to its knowledge, any Person or entity controlling, controlled by or under common control with such Purchaser nor any Person or entity having a beneficial interest in such Purchaser nor any Person or entity on whose behalf such Purchaser is acting (a) is a Person or entity listed in the annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), (b) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (OFAC), (c) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank, (d) is a senior non-U.S. political figure or an immediate family member or close associate of such figure, or (e) is otherwise prohibited from investing in the Partnership pursuant to applicable U.S. anti-money laundering, antiterrorist and asset control laws, regulations, rules or orders (categories (a) through (e) collectively, a “Prohibited Investor”). Such Purchaser agrees to provide the Partnership, promptly upon request, all information that the Partnership reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist and asset control laws, regulations, rules and orders. Such Purchaser consents to the disclosure to U.S. regulators and law enforcement authorities by the Partnership and its Affiliates and agents of such information about such Purchaser as the Partnership reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist and asset control laws, regulations, rules and orders. If such Purchaser is a financial institution that is subject to the Patriot Act, Public Law No. 107-56 (Oct. 26, 2001) (the “Patriot Act”), such Purchaser represents that such Purchaser has met all of its respective obligations under the Patriot Act. Such Purchaser acknowledges that if, following the investment in the Partnership by such Purchaser, the Partnership reasonably believes that such Purchaser is a Prohibited Investor or is otherwise engaged in suspicious activity or refuses to provide promptly information that the Partnership requests, the Partnership has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require such Purchaser to transfer the Purchased Securities. Such Purchaser further acknowledges that such Purchaser will not have any claim against the Partnership or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions.

EACH PARTNERSHIP PARTY HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, NEITHER ANY PURCHASER

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NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS OR EMPLOYEES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SUCH PURCHASER, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS.

ARTICLE V

OTHER AGREEMENTS OF THE PARTIES

5.1.	Transfer Restrictions.

(a)          Each Purchaser understands that the Purchased Securities are being offered in a transaction not involving a public offering within the meaning of the Securities Act and that the offer and sale of the Purchased Securities has not been registered under the Securities Act and, unless so registered, the Purchased Securities may not be sold except as permitted in the following sentence. Such Purchaser agrees that, if in the future Purchaser decides to offer, resell, pledge or otherwise transfer such Purchased Securities, such Purchased Securities may be offered, resold, pledged or otherwise transferred only (i) to the Partnership or a subsidiary thereof, (ii) pursuant to a registration statement that has been declared effective under the Securities Act, or (iii) pursuant to an available exemption from the registration requirements of the Securities Act, subject to compliance with any applicable securities laws of any jurisdiction. Each Purchaser understands that the Transfer Agent for the Common Units will not be required to accept for registration or transfer any Common Units acquired by such Purchaser hereunder, except upon presentation of evidence satisfactory to the Partnership and the Transfer Agent that the foregoing restrictions on transfer have been complied with. Such Purchaser acknowledges that the Partnership reserves the right prior to any offer, sale or other transfer of the Purchased Securities (except in the case of a transfer of the Purchased Securities to an Affiliate of such Purchaser) to require, if the American Stock Transfer & Trust Company, as transfer agent for the Partnership, reasonably requests, the delivery of an opinion of counsel (at the Partnership’s expense), certifications and/or other information reasonably satisfactory to the Partnership. Such Purchaser agrees not to engage in hedging transactions with regard to the Purchased Securities unless in compliance with the Securities Act.

(b)          Each Purchaser agrees to the imprinting, so long as is required by this Section 5.1(b), of the following legend on any certificate evidencing Purchased Securities:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE

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MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

Certificates evidencing Purchased Securities shall not be required to contain such legend or any other legend following any sale of such Purchased Securities pursuant to an effective registration statement or Rule 144, or if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission).

(c)          Removal of Legend. Each Purchaser may request the Partnership to remove the legend described in Section 5.1(b) from the certificates evidencing the Purchased Securities by submitting to the Partnership such certificates, together with an opinion of counsel reasonably satisfactory to the Partnership, which shall be provided by the Partnership (at the Partnership’s expense) upon the first transfer by such Purchaser or after the applicable restrictive periods have expired, to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be. The Partnership shall cooperate with such Purchaser to effect the removal of such legend.

5.2.        Integration. The Partnership shall not and shall use its commercially reasonable efforts to ensure that none of the Partnership Parties shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Purchased Securities to Purchaser in a manner that would require the registration under the Securities Act of the sale of the Purchased Securities.

5.3.         Further Assurances. After the Closing, the Partnership Parties each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the Purchasers for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement including, without limitation such further actions as may be necessary or appropriate to transfer and convey to the Operating Company all of the interests of Parent and its Affiliates in the Oil and Gas Properties intended to be transferred and conveyed in accordance with Schedule 3.17(a) and the Contribution Agreement or to correct any inaccuracy, incompleteness or omission in the description of any Oil and Gas Property.

5.4.        Audited Financial Statements. On or prior to the 30th day after the Closing Date, the Partnership will provide to the Purchasers audited, pro forma financial statements prepared in accordance with generally accepted accounting principles used in the United States, consistently applied, setting forth the financial position and results of operations relating to the Oil and Gas Properties as of December 31, 2006 and for the periods covered thereby prepared in accordance with the rules and regulations of the Commission.

5.5.         Payment of Distributions. Prior to the consummation of the Initial Public Offering the Partnership shall not be a party to any agreement that restricts the ability of the Partnership to pay distributions of Available Cash except the Partnership Agreement and the Credit Agreement without the consent of the Initial Private Purchasers.

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ARTICLE VI

INDEMNIFICATION

6.1.         Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the issuance and delivery of the Purchased Securities for a period of one year, with the exception that the representations and warranties set forth in Sections 3.1 through 3.7, 3.10, 3.13, 3.14, 3.21, 3.22, 3.29, 3.30 and 4.1 through 4.5 shall survive perpetually. The representation and warranty set forth in Section 3.18 shall survive for a period of three years from and after the date hereof. Upon the expiration of any representation and warranty pursuant to this Section 6.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty.

6.2.	Indemnification.

(a)          (i) Indemnification by the Partnership Parties. The Parent and the General Partner shall, jointly and severally, indemnify and hold harmless the Partnership Group, the Purchasers, the officers, directors, partners, members, agents, investment advisors and employees of each of them, each Person who controls any Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable Law, from and against any and all Losses, as incurred, arising out of or relating to (x) the breach of any representation or warranty of any Partnership Party contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty and (y) any breach by any Partnership Party of any covenant contained herein and (z) broker’s, finder’s, placement or other similar fees or commissions incurred by any Partnership Party or alleged to have been incurred by any Partnership Party in connection with the offering, issuance and sale of the Purchased Securities or the consummation of the transactions contemplated by this Agreement; provided, however, that the liability of the Parent and the General Partner for all claims hereunder shall not exceed the total Commitment Amount.

(ii)          Materiality Qualifiers. For the purposes of Section 6.2(a)(i), all representations and warranties shall be deemed not qualified by any references therein to materiality or Material Adverse Effect, but the General Partner and the Parent shall not have any liability for Losses incurred as a result of breach of any such representation and warranty unless and until the cumulative Losses incurred by all Persons indemnified under Section 6.2(a) with respect to the representations and warranties that are so qualified exceed in the aggregate $500,000 at which time all Losses incurred by such Persons with respect to such representations and warranties may be recovered.

(b)          Indemnification by Purchasers. Each Purchaser shall, severally and not jointly, indemnify and hold harmless the Partnership Parties, the directors, officers, agents and employees of each Partnership Party, each Person who controls a Partnership Party (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable Law, from and against all Losses (as determined by a court of competent

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jurisdiction in a final judgment not subject to appeal or review), as incurred, arising out of or relating to (i) the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty and (ii) broker’s, finder’s, placement or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Securities or the consummation of the transactions contemplated by this Agreement, provided, however, that the liability of each Purchaser for all claims hereunder shall not exceed such Purchaser’s Commitment Amount opposite such Purchaser’s name on Schedule 1.

(c)	Conduct of Indemnification Proceedings.

(i)           If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(ii)          An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, such counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties; provided, however, that in the case a single firm of attorneys would be inappropriate due to actual or potential differing interests or conflicts between such Indemnified Parties and any other party represented by such counsel in such Proceeding or otherwise, then the Indemnifying Party shall be liable for the fees and expenses of one additional firm of attorneys with respect to such Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such

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Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(iii)        All reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder); provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder.

6.3.        Exclusive Remedy. THE PARTNERSHIP PARTIES AND EACH PURCHASER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION PROVISIONS IN THIS ARTICLE VI SHALL BE THE EXCLUSIVE REMEDY OF THE PARTNERSHIP PARTIES AND SUCH PURCHASER WITH RESPECT TO THIS AGREEMENT AND THE EVENTS GIVING RISE THERETO AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, PROVIDED THAT THIS SECTION 6.3 SHALL NOT APPLY TO CLAIMS FOR INTENTIONAL FRAUD, NOR SHALL IT PREVENT ANY PARTY FROM SEEKING INJUNCTIVE OR EQUITABLE RELIEF IN PURSUIT OF ITS INDEMNIFICATION CLAIMS UNDER THIS ARTICLE VI. THE PARTNERSHIP PARTIES AND EACH PURCHASER ACKNOWLEDGE THAT NEITHER IT, NOR ANY SUCCESSOR OR ASSIGN, SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTIES OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR IN THIS AGREEMENT OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT.

6.4.        Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL THE PARTNERSHIP PARTIES OR ANY OF THE PURCHASERS BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY EXEMPLARY, PUNITIVE, REMOTE, SPECULATIVE, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS. NO PAST, PRESENT OR FUTURE DIRECTOR, OFFICER, EMPLOYEE, INCORPORATOR, MEMBER, PARTNER OR EQUITYHOLDER OF ANY OF THE PARTNERSHIP PARTIES OR ANY PURCHASER SHALL HAVE ANY LIABILITY FOR ANY OBLIGATIONS OF THE PARTNERSHIP PARTIES UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS FOR ANY CLAIM BASED ON, IN RESPECT OF, BY REASON OF, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6.5.        Remedies. In addition to being entitled to exercise all rights provided herein or granted by Law, including recovery of damages, each Purchaser and the Partnership will be entitled to specific performance under this Agreement or the Registration Rights Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

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ARTICLE VII

MISCELLANEOUS

7.1.        Entire Agreement. This Agreement, the Partnership Agreement, the Transaction Documents and the Parent Securities Purchase Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Partnership and the Purchasers hereto will execute and deliver to each other, such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement, the Partnership Agreement and the Registration Rights Agreement.

7.2.         Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to the Partnership Parties, addressed to:

Abraxas Petroleum Corporation

500 N. Loop 1604 East, Suite 100

San Antonio, Texas 78232

(210) 490-8816 (fax)

If to a Purchaser, addressed to the address set forth on the applicable signature page hereto.

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

7.3.        Additional Information. The Partnership may request from any Purchaser such additional information as the Partnership may deem necessary to evaluate the eligibility of such Purchaser to acquire the Purchased Securities, and may request from time to time such information as the Partnership may deem necessary to determine the eligibility of any Purchaser to hold the Purchased Securities or to enable the Partnership to determine the Partnership’s compliance with applicable regulatory requirements or tax status, and such Purchaser shall provide such information as may reasonably be requested.

7.4.        Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Partnership

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and the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

7.5.        Equal Treatment of Purchasers. Without limiting the scope or effect of the provisions of Article XIII of the Partnership Agreement, no consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Partnership and negotiated separately by each Purchaser, and is intended for the Partnership to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of the Purchased Securities or otherwise.

7.6.         Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality or non-disclosure agreement in favor of a Partnership Party with respect to the transactions contemplated hereunder (a “Confidentiality Agreement”) shall continue to be bound by such confidentiality agreement pursuant to the terms set forth in the Confidentiality Agreement.

7.7.         Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.8.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Partnership may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. All or any portion the Purchased Securities may be sold, assigned or pledged by any Purchaser, subject to compliance with applicable securities laws, the terms of this Agreement and the terms of the Partnership Agreement. All or any portion of the rights and obligations of the Purchasers under this Agreement may not be transferred by any Purchaser without the written consent of the Partnership, unless such transfer is to an Affiliate of such Purchaser or in connection with a total return swap or similar transaction with respect to the Purchased Securities, in which case written consent shall not be required.

7.9.         No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third party beneficiary of Section 6.2 and (in each case) may enforce the provisions of such Section directly against the parties with obligations thereunder.

7.10.      Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.

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7.11.      Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format date file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.12.      Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.13.      Expenses. The Partnership has agreed to reimburse the Purchasers in the amount of $100,000 for the legal fees and expenses of Vinson & Elkins L.L.P., counsel for the Purchasers. If any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.14.      Independent Nature of Purchaser’s Obligations and Rights. The obligations of each Purchaser under this Agreement or the Registration Rights Agreement are several and not joint with the obligations of any other present or subsequent purchaser of the Purchased Securities, and each Purchaser shall not be responsible in any way for the performance of the obligations of any other Purchaser under any agreement to purchase Purchased Securities. The decision of each Purchaser to purchase Purchased Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser of the Purchased Securities and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Partnership Parties that may have been made or given by any other Purchaser of the Purchased Securities or by any agent or employee of any such Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, in the Partnership Agreement or in the Registration Rights Agreement, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute such Purchaser as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such Purchaser is in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Registration Rights Agreement. Each Purchaser acknowledges that no other Purchaser of the Purchased Securities has acted as agent for such Purchaser in connection with making its investment hereunder and that no other Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the Registration Rights Agreement, and it shall not be necessary for any other Purchaser of the Purchased Securities to be joined as an additional party in any proceeding for such purpose.

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Each Purchaser represents that it has been represented by its own separate legal counsel in its review and negotiations of this Agreement and the Registration Rights Agreement.

[Signature pages to follow]

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IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

PARTNERSHIP

ABRAXAS ENERGY PARTNERS, L.P.

By: Abraxas General Partner, LLC,

its General Partner

By: /s/ Barbara M. Stuckey

Name: Barbara M. Stuckey

Title: President and Chief Operating Officer

GENERAL PARTNER

ABRAXAS GENERAL PARTNER, LLC

By:	/s/ Barbara M. Stuckey

Name: Barbara M. Stuckey

Title: President and Chief Operating Officer

PARENT

ABRAXAS PETROLEUM CORPORATION

By:	/s/ Chris E. Williford
Name:	Chris E. Williford
Title:	Executive Vice President, Chief Financial Officer and Treasurer

OPERATING COMPANY

ABRAXAS OPERATING, LLC

By:	/s/ Barbara M. Stuckey
Name:	Barbara M. Stuckey
Title:	President and Chief Operating Officer

[Signature Page to Purchase Agreement]